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                                                                       EXHIBIT B


                            T-3 ENERGY SERVICES, INC.

                             SUBSCRIPTION AGREEMENT


         This Subscription Agreement (the "Agreement") is made as of March 20, 2002, by and between T-3 Energy Services, Inc., a Delaware corporation (the "Company"), and First Reserve Fund VIII, L.P., a Delaware limited partnership ("Purchaser").

         1. AGREEMENT FOR PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereof, the Company hereby agrees to issue to Purchaser an aggregate of 1,000,000 shares (the "Shares") of the common stock, par value $.001 per share, of the Company. The Shares shall be issued at a price per Share of $10.00, in exchange for $10,000,000 in cash (the "Purchase Price").

         2. TIME AND PLACE OF PURCHASE. The closing of the purchase and sale of the Shares under this Agreement (the "Closing") shall occur at the offices of Gibson, Dunn & Crutcher, 1801 California Street, Suite 4100, Denver, Colorado, or such other place as is mutually agreeable to the parties, at 10:00 A.M. local time, within 2 business days following the satisfaction or waiver of all conditions to Closing set forth in Section 6 of this Agreement (the "Closing Date"). At the Closing, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser's name) against receipt of payment of the Purchase Price by Purchaser by delivery to the Company of a wire transfer in the total amount referenced in Paragraph 1.

         3. LIMITATIONS ON TRANSFER. Purchaser shall not assign, encumber or dispose of any interest in the Shares in violation of any limitation on transfer created by applicable securities laws.

         4. INVESTMENT REPRESENTATIONS. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

                  (a) Purchaser is an "accredited investor" as defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

                  (b) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

                  (c) Purchaser understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must


SUBSCRIPTION AGREEMENT

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hold the Shares indefinitely unless they are registered with the Securities and
Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

         5. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

                  (a) LEGENDS. The certificate or certificates representing the Shares shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws):

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.


                  (b) STOP-TRANSFER NOTICES. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

                  (c) REFUSAL TO TRANSFER. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

         6. CONDITIONS TO CLOSING.

                  (a) CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction at the Closing Date of each of the following conditions, unless waived, in whole or in part, by the Purchaser:

                           (i) Between the date of this Agreement and the
Closing Date, there shall not have been any event or occurrence that has had or could reasonably be expected to have a



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Material Adverse Effect on the Company. A "Material Adverse Effect" means any effect, change, event, condition, result or occurrence that has a materially adverse impact to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole. A "Material Adverse Effect" shall be deemed to have occurred if any such impact exists on any date, without regard to the duration of such impact, including without limitation short term effects on the Company's financial results;

                           (ii) As of the Closing Date, the Company shall have
made all necessary filings in accordance with the applicable requirements of (A) the Securities Act, (B) the Securities Exchange Act of 1934, as amended, and (C) the rules and regulations of The Nasdaq Stock Market, Inc. (items (A)-(C) are collectively referred herein to as "Company Reports"). As of the Closing Date, no Company Report shall have contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements in the Company Reports, in light of the circumstances under which they were made, not misleading; and

                           (iii) The Shares shall have been approved for listing
on a when-issued basis on the Nasdaq National Market.

                  (b) CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction at the Closing Date of each of the following conditions, unless waived, in whole or in part, by the Company:

                           (i) The Company shall have received a waiver from, or
an amendment to, the terms of Section 4.4 of the Credit Agreement, dated December 17, 2001 (as amended, the "Credit Agreement"), among the Company, Wells Fargo Bank Texas, National Association, as Agent, and the other Banks party thereto, which requires that the Company apply the Net Cash Proceeds (as defined in the Credit Agreement) of the sale of the Shares to repay Advances under and as defined in the Credit Agreement; and

                           (ii) The Shares shall have been approved for listing
on a when-issued basis on the Nasdaq National Market.

         7. TERMINATION.

                  (a) METHOD OF TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

                           (i) by mutual written consent of Purchaser and the
Company; or

                           (ii) by Purchaser or the Company if (A) any court of
competent jurisdiction or other government entity, shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated in this Agreement, or (B) the Closing has not occurred by April 30, 2002.

                  (b) EFFECT OF TERMINATION. Upon the termination and abandonment of this


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Agreement pursuant to this Section 7, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this
Section 7(b) shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination.

                  (c) EXTENSION; WAIVER. At any time prior to the Closing, each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         8. MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                  (b) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and
(iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (c) CONSTRUCTION. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

                  (d) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

                  (e) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  (f) SUCCESSORS AND ASSIGNS. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Purchaser under this Agreement may be assigned to any person or entity affiliated with Purchaser.



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                  (g) ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of the Company or Purchaser be solely and finally settled by arbitration conducted in Denver, Colorado, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

[Signature Page Follows]



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                             COMPANY:

                             T-3 ENERGY SERVICES, INC.

                             By: /s/ Michael T. Mino
                                -----------------------------------------------
                             Name: Michael T. Mino
                             Title: Vice President and Chief Financial Officer


                             PURCHASER:

                             FIRST RESERVE FUND VIII, L.P.

                                By: First Reserve GP VIII, L.P., its general
                                    partner

                                    By: First Reserve Corporation, its general
                                        partner

                                    By: /s/ Thomas R. Denison
                                       ----------------------------------------
                                    Name: Thomas R. Denison
                                    Title: Managing Director



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